Exhibit 16.2

                                  LETTERHEAD OF
                                  CT& Co., L.Lx
                          CERTIFIED PUBLIC ACCOUNTANTS
                                  & CONSULTANTS


                                                            October 20, 2004



Securities and Exchange Commission
450 Fifth Street,
N.W. Washington, D.C. 20549

         Re:      DGSE  Companies,  Inc., SEC File No.  1-11048 (the  "Company")
                  Gentlemen:

         We have read the statements that the Company has included under Item 4 of its Form 8-K report filed on October 14, 2004, regarding its recent of change of auditors. We agree with the statements made regarding our firm, except as set forth herein.

         A. Disagreements with Former Accountant.

         We had disagreements with management on specific matters of accounting principles and practices and related financial statement disclosure, which, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreements in connection with our audit report for the Company's fiscal year ended December 31, 2003. These disagreements with management, which are not disclosed in the Form 8-IC, are described below:

         o Management stated in their "Summary of Significant Accounting Policies" contained in Note 1 to the Company's consolidated financial statements that "the Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in fair value is judged to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in the consolidated statement of operations." At December 31, 2003, the unrealized losses incurred in the Company's marketable securities had been significant for several years and our research and analysis regarding the investments did not reveal a near-term recovery of values. We concluded that the Company should follow its own policy articulated above and write-down certain of its marketable securities to fair value in the Company's statement of operations for the year ended December 31, 2003. Management of the Company disagreed that the loss resulting from the write-down of marketable securities should be taken through the Company's statement of operations. However, the Company's








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                  management  was not able to provide any objective  evidence as required by professional standards, to support management's assertion that the recovery of value would occur in the near term. Therefore, this disagreement was ultimately resolved to our satisfaction when management of the Company agreed to the
                  proposed   write-down  through  the  Company's   statement  of
                  operations as an other than temporary decline in fair value.

         o A second disagreement arose when management proposed that the write-down described above should be disclosed as a loss from discontinued operations. Management took the position that the loss was a loss related to the activities of one of the Company's subsidiaries, DLS Financial Services, Inc., which had been inactive for several years. We disagreed with management's position for several reasons. The securities in question had been reported in prior years for financial accounting purposes as "available-for-sale" rather than as "trading securities." This financial statement reporting of these securities evidenced an intent on the part of management to segregate the securities from the operations of the Company. Furthermore, the extended duration of the holdings was further evidence that the securities were not "operational" in nature. We interpreted professional standards to require that a discontinued operation be an "operating segment." We expressed the view that to reflect the loss as an operating activity during the year ended December 31, 2003 could be misleading. Furthermore, we expressed the view to management that to make such a change in accounting after the end of the year ended December 31 2003, without proper approval from the board of directors and audit committee, could have created a breach of fiduciary responsibilities. The matter was resolved to our satisfaction when management agreed with us that the write-down should not be disclosed as a loss from discontinued operations.

The foregoing disagreements with management were reported in our letter to the Company's audit committee dated March 22, 2004.

         B. Other Reportable Events Contemplated by Regulation S-B, Item 304(a)(1)(iv)(B)(3).

         In addition to the foregoing "disagreements" which are omitted from the disclosures contained in Item 4 of the Company's Form 8-K, there are other events which occurred during' the time period specified in 12 CFR ss.228.304(a)(1) which were not resolved to our satisfaction prior to our dismissal. These reportable events, which are not disclosed in the Form 8-K, are set forth below.

         o In a letter dated March 22, 2004 to the Company's audit committee, we described various reportable conditions involving matters corning to our attention related to significant deficiencies in the design or operation of the Company's internal control that, in our judgment, could






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                  adversely  effect the Company's  ability to initiate,  record,
                  process  and  report   financial  data   consistent  with  the
                  assertions   of   management   in  the   Company's   financial
                  statements.

         o In a letter to the Company's audit committee dated September 13, 2004, we advised the audit committee that we had identified factual errors in disclosures made in the proxy statement filed by the Company on May 5, 2004.

Prior to our dismissal by the Company we had received no formal response from the audit committee to either of these matters.

         C.       Additional Comments.

         We have no basis to agree or disagree with other  statements made wider
Item 4 of Company's Form 8-K filed October 14, 2004, except we note that (a) we were first formally notified of our dismissal as the Company's principal auditors on October 8, 2004, rather than October 5, 2004, (b) the successor auditors identified in the Form 8-K as having been engaged by the Company on October 11, 2004, have never communicated with us as predecessor auditors, as required by SAS No. 84; and (c) the Company does not state in its Form 8-K whether it has authorized us, as its former accountants, to respond fully to the inquiries of successor accountants, as required by Regulation S-B, Item 304(a)(1)(iv)(E).

         Finally, we call your attention to the fact that the Company's latest Form 10-Q filing with the Securities and Exchange Commission was for the quarter ended June 30, 2004. We have not reviewed or been consulted regarding any financial statements of the Company for any period subsequent to the filing of the June 30, 2004 Form 10-Q.

                                  Yours truly,

                                  /s/ CF & Co., L.L.P.
                                  CF & Co., L.L.P.


cc:   Mr. John Benson Chief
      Financial Officer